McClatchy Reports First Quarter 2011 Results

SACRAMENTO, Calif., April 26, 2011 /PRNewswire/ -- The McClatchy Company (NYSE: MNI) today reported a net loss in the first quarter of 2011 of $2.0 million or 2 cents per share. In the first quarter of 2010 the company reported a net loss from continuing operations of $2.0 million, or 2 cents per share, and total net income including discontinued operations of $2.2 million or 3 cents per share.

Revenues in the first quarter of 2011 were $303.7 million, down 9.5% from the first quarter of 2010. Advertising revenues were $225.1 million, down 11.0% from 2010, and circulation revenues were $66.2 million, down 5.0%. Digital advertising revenues grew 2.2% in the first quarter of 2011 and were 20.1% of total advertising revenues compared to 17.5% of total advertising revenues in the first quarter of 2010.

Cash operating expenses, excluding severance associated with restructuring plans, declined $16.4 million, or 6.5%, from the 2010 quarter. Operating cash flow, a non-GAAP measure, was $66.5 million in the first quarter of 2011 (non-GAAP measurements are discussed below) compared to $81.9 million in 2010.

Results in the first quarter of 2011 included the following items:

  Impairment charges of $10.3 million ($6.5 million after-tax) recorded in other operating expenses related to the value of real estate assets sold for less than carrying value. Proceeds from the sale of these assets totaling $7.1 million were received in the second quarter and the value of the assets were written down to the sales price resulting in the first quarter charge to earnings.
  A gain of $1.9 million ($1.2 million after-tax) for additional cash received on a previously sold internet asset.
  Severance charges totaling $4.5 million ($2.4 million after-tax) related to continued restructuring of the company's newspaper operations.
  A loss on the extinguishment of debt totaling $1.3 million ($0.8 million after-tax), primarily reflecting the non-cash write-off of discounts related to bonds repurchased in the open market.
  A positive adjustment to the company's net loss totaling $9.9 million for a favorable tax settlement related to state tax positions previously taken. A tax benefit of $7.6 million was recognized and related interest expense was reduced by $3.7 million ($2.3 million after-tax).

The net impact of these items was to decrease McClatchy's loss in the first quarter of 2011 by $1.4 million to the reported amount of $2.0 million.

Management's Comments:

Commenting on McClatchy's results, Gary Pruitt, chairman and chief executive officer, said, "The slowing in advertising revenue that we previously reported for January continued through the first quarter. National advertising continued to be one of the largest areas of decline, falling by 29.3% in the first quarter of 2011 compared to 2010. In addition, the shifting of the Easter holiday to a later date in April 2011 compared to 2010 had a negative impact on retail advertising in March. As a result advertising in March was down 12.7%, pulling down the overall ad revenues in the quarter to an 11.0% decline.

"Our digital advertising revenue grew 2.2% in the first quarter. Importantly, our digital-only advertising (digital advertising not sold as a part of a bundled sale with print) increased 10.2% in the first quarter of 2011 compared to 2010. Total digital advertising represented 20.1% of our advertising revenue in the first quarter, up from 17.5% in the first quarter of 2010.

"Our valuable equity investments continued to perform well in the first quarter of 2011. Our share of income from all equity interests was $3.2 million compared to a loss of $1.0 million in the first quarter of 2010.

"In response to this year's weak start in advertising, we have increased our ad sales efforts companywide and have initiated expense cuts.

"In the first four weeks of the April fiscal period, advertising revenues are down approximately 9%.

"We expect cash costs to be down in the mid-single-digit percentage range in the second quarter of 2011 despite increases in newsprint prices year-over-year. And we look forward to using our cash flow in the second quarter to further reduce debt outstanding."

Pat Talamantes, McClatchy's chief financial officer, said, "We were pleased to be able to reduce debt by $20.6 million in the first quarter to $1.75 billion, despite large cash outlays for interest costs in the quarter. We repurchased $28.4 million of bonds using cash from operations and a small draw on our revolving line of credit. Our financial condition continues to be solid. Our leverage ratio as defined under our credit agreement was 4.71 times cash flow at the end of the quarter and our interest coverage ratio was 2.25 times cash flow. Both of these measures are well within the amounts required to be in compliance with our credit agreement."

Non-GAAP Financial Measures:

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release the company has provided information regarding operating income, non-operating expenses and income, income taxes, and net income excluding certain items described above. In addition the company has presented operating cash flows (defined as operating income plus depreciation and amortization, restructuring related charges and other non-cash impairments) along with operating cash flow margins (operating cash flow divided by net revenues) that are reconciled to GAAP measures in an attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, provide useful information to investors by offering:

  the ability to make more meaningful period-to-period comparisons of the company's on-going operating results;
  the ability to better identify trends in the company's underlying business;
  a better understanding of how management plans and measures the company's underlying business; and
  An easier way to compare the company's most recent operating results against investor and analyst financial models.

Operating income, non-operating expenses and income, income taxes, and net income excluding certain items should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. Nor are operating cash flow and operating cash flow margins to be considered replacements for cash provided by operating activities as shown in the company's statement of cash flows.

The company's statistical report, which summarizes revenue performance for the 2011 first fiscal quarter, follows.

At noon Eastern today, McClatchy will review its results in a conference call (877-278-1205 pass code 59684450) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

The McClatchy Company is the third largest newspaper company in the United States, publishing 30 daily newspapers, 43 non-dailies, and direct marketing and direct mail operations. McClatchy also operates leading local websites in each of its markets which extend its audience reach. The websites offer users comprehensive news and information, advertising, e-commerce and other services. Together with its newspapers and direct marketing products, these interactive operations make McClatchy the leading local media company in each of its premium high growth markets. McClatchy-owned newspapers include The Miami Herald, The Sacramento Bee, the Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer and The News & Observer (Raleigh).

McClatchy also owns a portfolio of premium digital assets, including 15% of CareerBuilder, the nation's largest online job site, 25.6% of Classified Ventures, a newspaper industry partnership that offers two of the nation's premier classified websites: the auto website Cars.com and the rental site Apartments.com and 33.3% of HomeFinder, which operates the real estate website HomeFinder.com. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the duration and depth of the economic recession and strength of subsequent recoveries; McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; McClatchy may not consummate contemplated transactions to enable debt reduction on anticipated terms or at all; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; decreased circulation and diminished revenues from retail, classified and national advertising; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 26, 2010, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

***THE McCLATCHY COMPANY***
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended

	March 27,	March 28,
	2011	2010
REVENUES - NET:
Advertising	$ 225,113	$ 252,921
Circulation	66,167	69,686
Other	12,454	12,958
	303,734	335,565
OPERATING EXPENSES:
Compensation	124,357	137,636
Newsprint and supplements	35,376	32,312
Depreciation and amortization	31,231	31,818
Other operating expenses	92,315	87,208
	283,279	288,974

OPERATING INCOME	20,455	46,591

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(40,947)	(40,767)
Interest income	21	27
Loss on extinguishment of debt	(1,265)	(7,492)
Equity income (loss) in unconsolidated companies, net	3,172	(954)
Other - net	66	9
	(38,953)	(49,177)
LOSS FROM CONTINUING OPERATIONS
BEFORE INCOME TAX PROVISION	(18,498)	(2,586)

INCOME TAX BENEFIT	(16,536)	(628)

LOSS FROM CONTINUING OPERATIONS	(1,962)	(1,958)

INCOME FROM DISCONTINUED OPERATIONS -
NET OF INCOME TAXES	-	4,161

NET (LOSS) INCOME	$ (1,962)	$ 2,203

NET (LOSS) INCOME PER COMMON SHARE:
Basic:
Loss from continuing operations	$ (0.02)	$ (0.02)
Income from discontinued operation	-	0.05
Net (loss) income per share	$ (0.02)	$ 0.03

Diluted:
Loss from continuing operations	$ (0.02)	$ (0.02)
Income from discontinued operation	-	0.05
Net (loss) income per share	$ (0.02)	$ 0.03

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	85,036	84,577
Diluted	85,036	84,577

***The McClatchy Company***
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 1
	Combined			Print Only			Digital Only

Revenues - Net:	2011	2010	% Change	2011	2010	% Change	2011	2010	% Change

Advertising
Retail	$114,438	$130,806	-12.5%	$97,456	$114,052	-14.6%	$16,982	$16,754	1.4%
National	18,096	25,613	-29.3%	13,110	20,116	-34.8%	4,986	5,497	-9.3%
Classified Total	64,836	70,321	-7.8%	41,458	48,209	-14.0%	23,378	22,112	5.7%
Automotive	20,608	20,517	0.4%	11,373	12,999	-12.5%	9,235	7,518	22.8%
Real Estate	11,644	14,442	-19.4%	8,072	10,864	-25.7%	3,571	3,578	-0.2%
Employment	13,480	14,037	-4.0%	6,459	6,579	-1.8%	7,021	7,458	-5.9%
Other	19,104	21,325	-10.4%	15,553	17,767	-12.5%	3,551	3,558	-0.2%
Direct Marketing	27,490	25,677	7.1%	27,490	25,677	7.1%
Other Advertising	253	504	-49.8%	253	504	-49.8%
Total Advertising	$225,113	$252,921	-11.0%	$179,767	$208,558	-13.8%	$45,346	$44,363	2.2%

Circulation	66,167	69,686	-5.0%
Other	12,454	12,958	-3.9%
Total Revenues	$303,734	$335,565	-9.5%

Advertising Revenues by Market:
California	$39,067	$45,773	-14.7%	$31,525	$38,405	-17.9%	$7,542	$7,368	2.4%
Florida	33,310	38,859	-14.3%	27,041	32,317	-16.3%	6,269	6,542	-4.2%
Texas	25,980	28,371	-8.4%	20,891	23,643	-11.6%	5,089	4,728	7.6%
Southeast	65,037	72,278	-10.0%	51,785	59,311	-12.7%	13,252	12,967	2.2%
Midwest	37,206	40,512	-8.2%	29,249	32,820	-10.9%	7,957	7,692	3.4%
Northwest	24,498	27,109	-9.6%	19,276	22,062	-12.6%	5,222	5,047	3.5%
Other	15	19	-21.1%	0	0	0.0%	15	19	-21.1%
Total Advertising	$225,113	$252,921	-11.0%	$179,767	$208,558	-13.8%	$45,346	$44,363	2.2%

Advertising Statistics for Dailies:
Full Run ROP Linage				4,496.2	4,946.2	-9.1%

Millions of Preprints Distributed				1,177.7	1,244.5	-5.4%

Average Paid Circulation:*
Daily				2,144.3	2,227.2	-3.7%
Sunday				2,776.5	2,855.7	-2.8%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

***THE McCLATCHY COMPANY***
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Operating Income to Operating Cash Flows

	Three Months Ended
	March 27,	March 28,
	2011	2010
REVENUES - NET:
Advertising	$ 225,113	$ 252,921
Circulation	66,167	69,686
Other	12,454	12,958
	303,734	335,565
OPERATING EXPENSES:
Compensation excluding restructuring charges	119,808	134,111
Newsprint and supplements	35,376	32,312
Other cash operating expenses	82,013	87,208
Cash operating expenses excluding
restructuring	237,197	253,631
Restructuring related compensation	4,549	3,525
Impairment charges related to asset sales	10,302	-
Depreciation and amortization	31,231	31,818
Total operating expenses	283,279	288,974

OPERATING INCOME	20,455	46,591
Add back:
Depreciation and amortization	31,231	31,818
Restructuring related compensation charges	4,549	3,525
Impairment charges related to asset sales	10,302	-
OPERATING CASH FLOW	$ 66,537	$ 81,934

OPERATING CASH FLOW MARGIN	21.9%	24.4%

CONTACT: Elaine Lintecum, Investor Relations, +1-916-321-1846, elintecum@mcclatchy.com